Filed pursuant to Rule 424(b)(7)
Registration No. 333-163914

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 17, 2011)

SL Green Realty Corp.

Common Stock
____________

This prospectus supplement supplements and amends the prospectus dated June 17, 2011, as amended by the prospectus supplement, dated September 20, 2011, relating, in part, to the resale from time to time of up to 218,324 shares of our common stock, par value $0.01 per share (the “Common Stock”), by the selling stockholders described therein and in this prospectus supplement.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

On December 28, 2011, Barry W. Florescue (“Florescue”), a selling stockholder that was previously described in the prospectus, transferred 7,000 shares of Common Stock to the Florescue Family Foundation, Inc. (the “Foundation”).  Accordingly, the section entitled “Selling Stockholders” in the prospectus is hereby amended by the addition of the information set forth in the table below with respect to the shares now held by the Foundation and the number of shares of Common Stock registered for resale by Florescue is reduced by 7,000.

	Ownership Before Offering		Securities Offered by this Prospectus Supplement	Ownership After Offering
Name of Selling Stockholder	Common Stock	% of Common Stock outstanding	Common Stock	Common Stock	% of Common Stock(1)
Florescue Family Foundation, Inc. (2)	7,000	*	7,000	0	0
Total:	7,000	*	7,000	0	0

*	Represents less than 1% of our outstanding Common Stock.

(1)
Assumes that the selling stockholder sells or otherwise distributes all of the Common Stock that is covered by this prospectus supplement to third parties and neither acquires nor disposes of any other shares of our Common Stock subsequent to the date of which we obtained information regarding such selling stockholder’s holdings.

(2)
Barry W. Florescue has the sole power to direct the disposition or voting of the shares being registered in this prospectus supplement.  Mr. Florescue's registered address is 50 East Sample Road, Ste 400 Pompano Beach, FL 33064.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 3 of the prospectus and page 10 of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 30, 2011.